Exhibit 12

                                    Computation of Ratio of Earnings to Fixed Charges

                                         Quarter Ended     Six Months Ended                   Fiscal Year Ended
                                       ------------------  ----------------    ----------------------------------------------------
                                       Mar. 29,  Mar. 30,  Mar. 29,  Mar.30,   Sept. 28,  Sept.30,  Sept. 24, Sept. 25,   Sept. 26,
                                         1997      1996     1997     1996        1996      1995       1994      1993        1992

Income (loss) before income taxes,    $ 14,381  $  7,334  $ 25,396  $ 13,043  $ 31,645  ($38,098)  ($85,593)  ($55,079)  ($59,412)
and extraordinary items

Fixed charges:
  Interest expense (a) ............      3,141     3,365     6,344     6,815    13,072    13,826     14,049     14,766     14,470
  Portion of rental expense
  representative of interest
  factor (b) ......................      2,660     2,683     5,333     5,367    10,733    10,767     10,833     11,467     12,067
                                      --------  --------  --------  --------   --------  --------   --------   --------   --------
Income (loss) before income taxes,
extraordinary items, and fixed
charges ..........................    $ 20,182  $ 13,382  $ 37,073  $ 25,225  $ 55,450  ($13,505)  ($60,711)  ($28,846)  ($32,875)
                                      --------  --------  --------  --------  --------  ---------  ---------  ---------  ---------
Fixed charges:
   Interest expense (a) ...........      3,141     3,365     6,344     6,815    13,072    13,826     14,049     14,766     14,470
   Portion of rental expense
   representative and of interest
   factor (b) .....................      2,660     2,683     5,333     5,367    10,733    10,767     10,833     11,467     12,067
                                      --------  --------  --------  --------   -------   --------   --------   --------   --------
Total fixed charges ...............   $  5,801  $  6,048  $ 11,677  $ 12,182  $ 23,805  $ 24,593   $ 24,882   $ 26,233   $ 26,537
                                      --------  --------  --------  --------   --------  --------   --------   --------   --------

Ratio of earnings to fixed charges         3.5       2.2       3.2       2.1       2.3       (c)        (c)        (c)        (c)
                                           ---       ---       ---       ---       ---       ---        ---        ---        ---


(a) Interest expense includes amortization of original issue discount and issue costs related to outstanding long-term debt. Capitalized interest was immaterial for all periods presented.

(b) Management deems that one-third of all rental expense is a reasonable approximation of the interest factor in rental expense.

(c) Income (loss) before income taxes, extraordinary items, and fixed charges as computed above were inadequate to cover fixed charges. The amounts of coverage deficiency were as follows: year ended Sept. 30, 1995 ---$38,098; year ended Sept. 24, 1994 ---$85,593;year ended Sept. 25, 1993 ---$55,079;
      and year ended Sept. 26, 1992 ---$59,412.
